Smart Sand, Inc. Announces Second Quarter 2021 Results
•2Q 2021 revenue of $29.6 million
•2Q 2021 total tons sold of approximately 767,000
•2Q 2021 net cash provided by operating activities of $32.6 million
•2Q 2021 free cash flow of $29.7 million

THE WOODLANDS, Texas, August 4, 2021 – Smart Sand, Inc. (NASDAQ: SND) (the “Company” or “Smart Sand”), a fully integrated frac sand supply and services company, a low-cost producer of high quality Northern White raw frac sand and provider of proppant logistics solutions through both its in-basin transloading terminal and SmartSystemsTM products and services, today announced results for the second quarter 2021.
Charles Young, Smart Sand’s Chief Executive Officer, stated “We are pleased to have put the U.S. Well Service lawsuit behind us with the favorable judgement and our negotiated settlement of $35 million in cash. This brings this issue to a positive conclusion, provides us with additional liquidity to support the business and allows us the ability to fully focus on the path ahead for Smart Sand. Although second quarter sales volumes were basically flat with first quarter sales, our activity levels for the first half of 2021 were higher than we achieved in the first half of 2019, before the pandemic severely impacted market activity. Should commodity prices continue to stay in their current pricing ranges, we believe activity will start to improve over the next twelve months. With our high quality asset base, ample liquidity and strong balance sheet, we are well positioned to compete in the market going forward.”

Second Quarter 2021 Results
Revenues were $29.6 million in the second quarter of 2021, compared to $27.5 million in the first quarter of 2021 and $26.1 million in the second quarter of 2020. Revenues were up in the second quarter, compared to the first quarter of 2021, due to higher sand sales revenues resulting from higher in-basin sales volumes, partially offset by a decrease in logistics and shortfall revenues. Logistics revenue decreased in the second quarter of 2021, as compared to the first quarter of 2021, due to increased in-basin shipments, which include transportation and other handling services, rather than mine gate shipments. The increase in revenue in the second quarter of 2021, as compared to the second quarter of 2020, was primarily due to the negative impact of COVID-19 on sales during 2020, which was partially offset by shortfall revenue.
Tons sold were approximately 767,000 in the second quarter of 2021, compared with approximately 760,000 tons in the first quarter of 2021 and 208,000 tons in the second quarter of 2020, increases of 1% and 269%, respectively. Sales volumes were relatively consistent in the second quarter of 2021, compared to the first quarter of 2021, and significantly higher than the same period in the prior year. Demand has increased from last year as the overall economy has improved from the depressed levels caused by COVID-19 in 2020.
For the second quarter of 2021, the Company had a net loss of $(27.3) million, or $(0.65) per basic and diluted share, compared to net loss of $(3.9) million, or $(0.09) per basic and diluted share, for the first quarter of 2021 and net income of $4.6 million, or $0.12 per basic and diluted share, for the second quarter of 2020. The higher net loss in the second quarter of 2021, as compared to the first quarter of 2021 is primarily due to $19.6 million recorded as non-cash bad debt expense in the current period, which is the difference between the $54.6 million accounts receivable balance that was subject to the Company’s litigation with U.S. Well Services, LLC (“U.S. Well”) and the $35.0 million cash received in the settlement of such litigation, partially offset by higher average sand prices over the previous quarter. While the Company wrote down a portion of the receivables that it had previously recorded related to the disputed contract with U.S. Well, it increased its cash position by $35.0 million as a result of the proceeds received in the settlement.
The difference in net (loss) income in the second quarter of 2021 compared to the second quarter of 2020 was primarily due to $19.6 million non-cash bad debt expense recorded against the residual balance of accounts receivable previously under litigation with U.S. Well, combined with lower average sale prices per ton of our sand and no shortfall revenue in the current period.
Contribution margin was $3.5 million, or $4.55 per ton sold, for the second quarter of 2021 compared to $1.0 million, or $1.36 per ton sold, for the first quarter of 2021 and $19.3 million, or $92.62 per ton sold, for the second quarter of 2020. The sequential increase in contribution margin and contribution margin per ton in the second quarter of 2021 compared to the first quarter of 2021 was primarily due to production cost savings as we remain focused on being the lowest cost provider of northern white frac sand. The decrease in contribution margin and contribution margin per ton in the second quarter of 2021 compared to the same period in the prior year was due primarily to shortfall revenue in the prior year period on historically low sales volumes as the COVID-19 pandemic began to impact the global economy.
Adjusted EBITDA was $(21.5) million for the second quarter of 2021, compared with $(3.5) million for the first quarter of 2021 and $15.6 million for the second quarter of 2020. Adjusted EBITDA declined in the second quarter of 2021 compared to the first quarter of 2021 as a result of the $19.6 million bad debt expense recorded in the second quarter of 2021 related to the settlement of litigation with U.S. Well, partially offset by lower production costs. The decrease in Adjusted EBITDA compared to the second quarter of 2020 was primarily due to the bad debt expense recorded in the quarter and no shortfall revenue recognized in the current period.
Liquidity
Our primary sources of liquidity are cash on hand, cash flow generated from operations and available borrowings under our ABL Credit Facility and the Acquisition Liquidity Support Facility from our recent acquisition. As of June 30, 2021, cash on hand was $39.3 million and we had $12.9 million in undrawn availability on our ABL Credit Facility, with no borrowings outstanding under our ABL Credit Facility or the Acquisition Liquidity Support Facility. In the second quarter, we received a $35 million cash payment as a settlement of our litigation with U.S. Well. For the six months ended June 30, 2021, we spent approximately $5.0 million on capital expenditures. We estimate that full year 2021 capital expenditures will be between $10.0 million and $12.0 million. We continue to remain focused on a strong balance sheet and low leverage levels. During the first six months of 2021, we paid down approximately $3.3 million in long term debt.

Conference Call
Smart Sand will host a conference call and live webcast for analysts and investors on August 4, 2021 at 10:00 a.m. Eastern Time to discuss the Company’s second quarter 2021 financial results. Investors are invited to listen to a live audio webcast of the conference call, which will be accessible on the “Investors” section of the Company’s website at www.smartsand.com. To access the live webcast, please log in 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the call will also be available on the website following the call. The call can also be accessed live by dialing (888) 799-5165 or, for international callers, (478) 219-0056. The passcode for the call is 6365240. A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056 or, for international callers, (404) 537-3406. The conference ID for the replay is 6365240.

Forward-looking Statements

All statements in this news release other than statements of historical facts are forward-looking statements that contain our Company’s current expectations about our future results.  We have attempted to identify any forward-looking statements by using words such as “expect,” “will,” “estimate,” “believe” and other similar expressions.  Although we believe that the expectations reflected and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.
Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, fluctuations in product demand, regulatory changes, adverse weather conditions, increased fuel prices, higher transportation costs, access to capital, increased competition, continued effects of the global pandemic, changes in economic or political conditions, and such other factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on March 3, 2021, and in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed by the Company with the SEC on August 4, 2021.
You should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

About Smart Sand
We are a fully integrated frac sand supply and services company, offering complete mine to wellsite proppant logistics, storage and management solutions to our customers. We produce low-cost, high quality Northern White frac sand and offer proppant logistics, storage and management solutions to our customers through our in-basin transloading terminal and our SmartSystems wellsite proppant storage capabilities. We provide our products and services primarily to oil and natural gas exploration and production companies and oilfield service companies. We own and operate premium frac sand mines and related processing facilities in Wisconsin and Illinois, which have access to three Class I rail lines, allowing us to deliver products substantially anywhere in the United States and Canada. For more information, please visit www.smartsand.com.

SMART SAND, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
	(unaudited)	(unaudited)	(unaudited)
	(in thousands, except per share amounts)
Revenues:
Sand sales revenue	$28,801	23,147	7,375
Shortfall revenue	—	1,741	14,000
Logistics revenue	838	2,562	4,731
Total revenue	29,639	27,450	26,106
Cost of goods sold	31,999	32,427	11,906
Gross (loss) profit	(2,360)	(4,977)	14,200
Operating expenses:
Salaries, benefits and payroll taxes	2,285	2,375	2,155
Depreciation and amortization	577	561	461
Selling, general and administrative	3,855	3,154	2,930
Bad debt expense	19,592	—	—
Total operating expenses	26,309	6,090	5,546
Operating (loss) income	(28,669)	(11,067)	8,654
Other income (expenses):
Interest expense, net	(513)	(547)	(607)
Other income	3,467	198	63
Total other expenses, net	2,954	(349)	(544)
(Loss) income before income tax expense (benefit)	(25,715)	(11,416)	8,110
Income tax expense (benefit)	1,552	(7,504)	3,470
Net (loss) income	$(27,267)	$(3,912)	$4,640
Net (loss) income per common share:
Basic	$(0.65)	$(0.09)	$0.12
Diluted	$(0.65)	$(0.09)	$0.12
Weighted-average number of common shares:
Basic	41,748	41,629	39,644
Diluted	41,748	41,629	39,644

SMART SAND, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$39,278	$11,725
Accounts receivable	10,371	69,720
Unbilled receivables	1,220	127
Inventory	15,937	19,136
Prepaid expenses and other current assets	14,860	11,378
Total current assets	81,666	112,086
Property, plant and equipment, net	268,417	274,676
Operating lease right-of-use assets	29,028	32,099
Intangible assets, net	7,857	8,253
Other assets	490	563
Total assets	$387,458	$427,677
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,942	$3,268
Accrued expenses and other liabilities	10,037	13,142
Deferred revenue, current	4,827	6,875
Long-term debt, net, current	7,177	6,901
Operating lease liabilities, current	7,602	7,077
Total current liabilities	34,585	37,263
Deferred revenue, net	6,984	3,482
Long-term debt, net	18,826	22,445
Operating lease liabilities, long-term	24,497	27,020
Deferred tax liabilities, long-term, net	27,141	32,981
Asset retirement obligation	16,108	14,996
Contingent consideration	—	180
Other non-current liabilities	505	503
Total liabilities	128,646	138,870
Commitments and contingencies
Stockholders’ equity
Common stock	42	42
Treasury stock	(4,422)	(4,134)
Additional paid-in capital	172,512	171,209
Retained earnings	90,088	121,267
Accumulated other comprehensive income	592	423
Total stockholders’ equity	258,812	288,807
Total liabilities and stockholders’ equity	$387,458	$427,677

SMART SAND, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
	(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Operating activities:
Net (loss) income	$(27,267)	$(3,912)	$4,640
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and accretion of asset retirement obligation	6,229	6,375	5,334
Amortization of intangible assets	200	198	199
Loss (gain) on disposal of assets	(62)	2	275
Provision for bad debt	19,592	—	—
Amortization of deferred financing cost	27	26	27
Accretion of debt discount	46	47	47
Deferred income taxes	1,852	(7,691)	(260)
Stock-based compensation	574	678	943
Employee stock purchase plan compensation	7	7	12
Changes in assets and liabilities:
Accounts receivable	36,694	3,062	1,862
Unbilled receivables	(1,006)	(88)	181
Inventories	1,609	1,590	(2,514)
Prepaid expenses and other assets	(3,531)	1,140	2,393
Deferred revenue	(976)	2,191	379
Accounts payable	366	1,332	(2,409)
Accrued and other expenses	(1,788)	(1,043)	(1,086)
Income taxes payable	—	—	3,758
Net cash provided by operating activities	32,566	3,914	13,781
Investing activities:
Purchases of property, plant and equipment	(2,830)	(2,213)	(2,238)
Proceeds from disposal of assets	4	(2)	—
Net cash used in investing activities	(2,826)	(2,215)	(2,238)
Financing activities:
Proceeds from the issuance of notes payable	—	—	952
Repayments of notes payable	(1,698)	(1,672)	(1,290)
Payments under equipment financing obligations	(34)	(31)	(24)
Repayment of revolving credit facility	—	—	(6,000)
Payment of contingent consideration	—	(180)	(30)
Proceeds from equity issuance	—	17	—
Purchase of treasury stock	(147)	(141)	(31)
Net cash used in financing activities	(1,879)	(2,007)	(6,423)
Net increase in cash and cash equivalents	27,861	(308)	5,120
Cash and cash equivalents at beginning of period	11,417	11,725	11,523
Cash and cash equivalents at end of period	$39,278	$11,417	16,643

Non-GAAP Financial Measures
Contribution Margin

We also use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and accretion of asset retirement obligations, to measure its financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of the Company’s business such as accounting, human resources, information technology, legal, sales and other administrative activities.
Historically, we have reported production costs and production cost per ton as non-GAAP financial measures. As we expand our logistics activities and continue to sell sand closer to the wellhead, our sand production costs will only be a portion of our overall cost structure.
Gross profit is the GAAP measure most directly comparable to contribution margin. Contribution margin should not be considered an alternative to gross profit presented in accordance with GAAP. Because contribution margin may be defined differently by other companies in the industry, our definition of contribution margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of contribution margin to gross profit.

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
	(in thousands, except per ton amounts)
Revenue	$29,639	$27,450	$26,106
Cost of goods sold	$31,999	32,427	$11,906
Gross profit	(2,360)	(4,977)	14,200
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold	5,851	6,013	5,065
Contribution margin	$3,491	$1,036	$19,265
Contribution margin per ton	$4.55	$1.36	$92.62
Total tons sold	767	760	208

EBITDA and Adjusted EBITDA
We define EBITDA as net income, plus: (i) depreciation, depletion and amortization expense; (ii) income tax expense (benefit); (iii) interest expense; and (iv) franchise taxes. We define Adjusted EBITDA as EBITDA, plus: (i) gain or loss on sale of fixed assets or discontinued operations; (ii) integration and transition costs associated with specified transactions; (iii) equity compensation; (iv) acquisition and development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions; (vi) earn-out, contingent consideration obligations and other acquisition and development costs; and (vii) non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:
•the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;
•the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•our ability to incur and service debt and fund capital expenditures;
•our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods or capital structure; and

•our debt covenant compliance, as Adjusted EBITDA is a key component of critical covenants to the ABL Credit Facility.
We believe that our presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated.
The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated:

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
	(in thousands)
Net (loss) income	$(27,267)	$(3,912)	$4,640
Depreciation, depletion and amortization	6,317	6,460	5,450
Income tax (benefit) expense	1,552	(7,504)	3,470
Interest expense	515	555	619
Franchise taxes	97	98	94
EBITDA	$(18,786)	$(4,303)	$14,273
(Loss) gain on sale of fixed assets	(60)	2	275
Equity compensation(1)	581	685	842
Employee retention credit(2)	(3,352)	—	—
Acquisition and development costs	(5)	23	144
Accretion of asset retirement obligations	111	114	76
Adjusted EBITDA	$(21,511)	$(3,479)	$15,610
(1)    Represents the non-cash expenses for stock-based awards issued to our employees and employee stock purchase plan compensation expense.
(2)    Employee retention credit is part of the Consolidated Appropriations Act of 2021 and is recorded in other income on the income statements for the three and six months ended June 30, 2021.
_________________________

Free Cash Flow
Free cash flow, which we define as net cash provided by operating activities less purchases of property, plant and equipment, is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors and commercial banks, to measure the liquidity of our business.

Net cash provided by operating activities is the GAAP measure most directly comparable to free cash flow. Free cash flow should not be considered an alternative to net cash provided by operating activities presented in accordance with GAAP. Because free cash flows may be defined differently by other companies in our industry, our definition of free cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of free cash flow to net cash provided by operating activities.

	Three Months Ended
	June 30, 2021	3/31/2021	June 30, 2020
	(in thousands)
Net cash provided by operating activities	$32,566	$3,914	$13,781
Purchases of property, plant and equipment	(2,830)	(2,213)	(2,238)
Free cash flow	$29,736	$1,701	$11,543

Investor Contacts:

Josh Jayne	Lee Beckelman
Director of Finance, Assistant Treasurer	Chief Financial Officer
(281) 231-2660	(281) 231-2660
jjayne@smartsand.com	lbeckelman@smartsand.com